AMENDMENT NO. 2

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS A SHARES

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated September 30, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to change the following Funds’ names:

FUND NAME	NEW FUND NAME
Invesco Oppenheimer Main Street All Cap Fund	Invesco Main Street All Cap Fund
Invesco Oppenheimer Main Street Fund	Invesco Main Street Fund
Invesco Oppenheimer Rising Dividends Fund	Invesco Rising Dividends Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

Portfolio	Share Class	Maximum Asset Based Sales Charge		Maximum Shareholder Services Fee		Maximum Aggregate Fee
Invesco Main Street All Cap Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Main Street Fund	Class C Class R	0.75 0.50	% %	0.25 0.25	% %	1.00 0.50	% %
Invesco Rising Dividends Fund	Class A Class C Class R	NONE 0.75 0.50	% %	0.25 0.25 0.25	% % %	0.25 1.00 0.50	% % %”